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                                  EXHIBIT 10.42

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
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    This second amendment to the Employment Agreement dated as of August 20,
1996 (and amended effective September 17, 1999) by and between Edgewater Technology, Inc., formerly Staffmark, Inc. (the "Company") and Terry Bellora (the "Employee"), is made and entered into effective as of December 1, 2000 between the Company and Employee.

                                    RECITALS

    WHEREAS, the Compensation Committee of the Board of Directors of the Company has determined that it is necessary and in the best interests of the Company to amend the Employment Agreement as a result of various business restructurings that have occurred and in order to secure the continued services of Employee following these business changes; and

    WHEREAS, this second amendment has been approved by the Compensation Committee on behalf of the Company's Board of Directors effective July 20, 2000.

                                    AGREEMENT

    NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. "Paragraph 2(a) of the Employment Agreement, as amended, is further amended by deleting the phrase "$200,000 per year through September 30, 1999 and thereafter $250,000 per year, in each case" and replacing it with "$200,000 per year through September 30, 1999, $250,000 per year from October 1, 1999 to November 30, 2000 and thereafter $150,000 per year, in each case.

2.   A new Paragraph 2(c) shall be added to the Employment Agreement as follows:

             "(c) Stay-on Payment. Employee in exchange for the salary reduction and other commitments as outlined shall be paid a payment of $200,000, less all legally required tax withholding and deductions (the "Stay-On Payment") on the effective date hereof."

3. Paragraph 4(a) of the Employment Agreement, as amended, is further amended to add the following sentence to the end of the paragraph:

             "Notwithstanding the above, on and after December 1, 2000, Employee's temporary worksite shall be at the Company's Wakefield, Massachusetts offices or other locations on a temporary basis as requested by the Company's Chief Executive Officer."

4. Paragraph 5 of the Employment Agreement, as amended, is further amended to delete the date "April 1, 2002" in the first line thereof and replacing it with "December 1, 2001."

5. Paragraph 5(d) of the Employment Agreement, as amended, is further amended to add a new sentence to the end of the subsection (d) as follows:

             "Notwithstanding the above, Employee acknowledges that "Good Reason" for terminating the Agreement does not exist as of the second amendment to the Agreement, either solely as a result of any of the business restructurings or sales that have occurred, or which are being contemplated by the Company, or solely as a result of his transfer to the Boston, Massachusetts area."
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6.   A new Paragraph shall be added to the Employment Agreement as follows:

             "(e) Transition Payment. Employee shall be entitled to receive a
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     transition payment (the "Transition Payment") in the amount of $300,000, payable in a lump-sum, less all legally required tax withholdings and deductions, on the earlier of: (i) thirty (30) days following the consummation of a Change of Control; (ii) the date of any salary continuation payments made to either the Company's Chief Executive Officer (Clete Brewer) or its General Counsel (Gordon Allison) following a termination of the CEO's or General Counsel's respective Employment Agreements for a "Good Reason" or by the Company for any reason other than "Good Cause" (as defined in those Employment Agreements), if Employee remains employed by the Company on that date; or (iii) the date the Company terminates this Agreement for reasons other than Good Cause or the date on which the Employee leaves for a Good Reason, as defined in the Agreement." The Transition Payment shall be reduced by the amount of any Change of Control payment received by Employee pursuant to Paragraph 9(b) of this Agreement.

7. The Employment Agreement, as amended, is further amended to include a new Paragraph as follows:

             "Notwithstanding the foregoing, to the extent Employee receives or has received the Transition Payment, the amount of the payment in Paragraph 5(d) and/or Paragraph 9(b)(i) shall be reduced by the gross amount of the Transition Payment paid, as applicable. In this connection, the differential amount due to Employee under Paragraph 9(b)(i) when deducting the Transition Payment shall be due and payable on earlier of: (i) a Good Reason event; (ii) termination of Employee without Cause; or (iii) the date that either of the Company's Chief Executive Officer (Clete Brewer) or its General Counsel (Gordon Allison) receive payments under Section 9(b)(i) of their respective employment agreements with the Company. Notwithstanding the preceding sentence, in the event a Good Reason event shall have occurred following execution of this Second Amendment to the Employment Agreement or a Change of Control event shall have occurred following payment of the Transition Payment, and in each event this Agreement and employment of Employee shall have been terminated, Employee shall be entitled to the base salary payable to Employee for the remaining term of the Agreement, plus the pro rata portion (based on the number of months served in the performance period) of any performance payment which Employee shall have earned in accordance with the payment program."

    IN WITNESS WHEREOF, the parties have executed this second amendment to the Employment Agreement as of the effective date first written above.

                                       /s/ Terry C. Bellora
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                                     Terry C. Bellora


                                     EDGEWATER TECHNOLOGY, INC.


                                     By: /s/ Clete T. Brewer
                                         -----------------------------
                                     Name:  Clete T. Brewer
                                     Title: Chairman and Chief Executive Officer